Exhibit 99.3

Questions & Answers Regarding The CMG Partners Mini-Tender Offer

Summary

CMG Partners (“CMG”) is offering to purchase up to 1,000,000, or 0.3%, of the outstanding common stock (“Shares”) in CNL Lifestyle Properties, Inc. (the “Company”) at $4.75 per share (the “Offer”). Because CMG’s Offer is for less than 5% of the outstanding securities of the Company (commonly referred to as a “mini-tender offer”), the Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The SEC has issued an investor alert concerning such offers, which can be accessed at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. We recommend that you review this alert before taking any action with respect to the Offer.

What does the Company and its Board of Directors recommend?

WE RECOMMEND THAT YOU REJECT CMG’S OFFER. TO REJECT AN OFFER, SIMPLY DO NOT RESPOND to any materials that may be sent to you.

We believe that CMG’s proposed purchase price of $4.75 per share is financially inadequate. Further, CMG’s Offer states that CMG “believe[s] that the company’s shares are worth more than [its] offer price, and therefore, [its] offer may not represent a fair assessment of the shares’ potential value if a liquidation of the company’s assets were to occur.”

Please consult with your financial and tax advisors before making any decisions affecting your investment. If you are interested in selling your shares, there may be other options available to you. If your personal financial situation requires immediate liquidity, we suggest that you consider them.

Who can I contact for more information about the CMG Offer?

Please call CNL Client Services toll free at (866) 650-0650, option 3.

Why would CMG make a tender offer for my shares?

CMG is doing this with the intent of making a profit for itself and its investors at your expense. CMG routinely acquires company shares and resells them for a substantial profit within a short period of time. CMG stated in its Offer that it is “seeking to acquire Shares for investment purposes only,” and that “CMG may choose to resell some of all of the Shares it receives in this Offer to another party.” Further, CMG’s Offer states that CMG “believe[s] that the company’s shares are worth substantially more than [its] offer price, and therefore, [its] offer may not represent a fair assessment of the shares’ potential value if a liquidation of the company’s assets were to occur.”

What happens if I tender my shares?

Shareholders who sell their shares to CMG will forfeit control of their shares and will be treated as if they had sold their shares to CMG on January 17, 2012. This means that CMG will receive the full value of any first-quarter distributions from the Company. In addition to giving CMG your entire first quarter distribution, shareholders who sell their shares to CMG will lose their right to receive future cash distributions, as well as the right to any future special distributions resulting from sales of the Company’s properties. Furthermore, shareholders who sell their shares to CMG will be forgoing the opportunity of participating in any appreciation in the value of their shares that may occur from any liquidating events.

You are appointing CMG as your attorney-in-fact and proxy to receive all benefits and exercise all of the rights of ownership of your shares prior to receiving payment of the purchase price for your shares. CMG’s documents also state that by delivering the assignment documentation to them, you are authorizing CMG to immediately have your address changed on the Company’s books so that CMG will receive your checks, your proxies and correspondence intended for you–even before CMG buys your shares.

Are there other options available to me if I need to sell my shares?

Yes. Other options may be available to you if you are interested in selling your shares. The Company currently maintains a list of secondary markets in an effort to match shareholders who want to sell their shares with other investors. CMG acknowledges in their letter that Direct Investment Spectrum and the Stanger Report reported trades on the secondary market of shares higher than CMG’s offering price and that CNL Lifestyle Properties’ repurchase program has been repurchasing shares at an average price of $9.83 per share, which also exceeds CMG’s offering price. However, due to limited trading on the secondary market, if you need immediate liquidity, accepting a tender offer may be your quickest way of achieving liquidity.

The Company also offers a redemption program and there is a list of requests to redeem approximately 3.6 million shares at this price (as of December 31, 2011), and there can be no assurances that any new requests for redemption can be honored during 2012.

Finally, our board of directors will soon begin evaluating exit strategies, which may include but are not limited to listing on a national securities exchange, merging with a publicly traded company, or selling the Company or our assets.

You should be aware, however, that there are no guarantees as to whether, when or at what prices you will be able to sell your shares through one of these options. Please consult with your financial and tax advisors before making any decisions affecting your investment.